PROMISSORY NOTE- CMC XI
Indigo-Energy, Inc.

$150,000 (One Hundred Fifty Thousand Dollars)	Dated: 11/04/08
Principal Amount	State of Nevada

Funding Date- On or before November 4, 2008
Due Date May 4, 2009

FOR VALUE RECEIVED, One Hundred Fifty Thousand Dollars ($150,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of Carr-Miller Capital (Maker) the sum of $150,000 (One Hundred Fifty Thousand Dollars). Said sum shall be paid in the manner following:

This Promissory Note shall bear Interest at twenty percent (20%) per annum from the Funding Date to the Due Date.

At the Due Date Borrower will repay the Note in the following manner:

Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address. Borrower may pre-pay this note at any time without penalty by payment of Principal Amount and pro-rata interest.

Additionally, the Maker shall receive ten (10) shares of Borrower’s common stock for each dollar amount of the Principal Amount within thirty (30) days of the receipt of funds, such stock to be restricted by Rule 144.

Conversion Option - At the Due Date of this Note, or at any earlier date that Borrower pre-pays this note, Maker may elect to convert the principal and interest due to additional shares of the Borrower’s stock. If elected, the formula for conversion will be the average closing price (Price) of Borrower’s stock for the ten (10) trading days immediately preceding the Due Date. The conversion shares issued will be at a twenty percent (20%) discount to that Price.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1-	Breach of any condition of any of the security interest.
2-	Upon the insolvency, dissolution, or liquidation of the Borrowers.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV ___________
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
Indigo- Energy, Inc.
Account # ___________
Wire Routing ABA # ___________

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Stanley L. Teeple, CFO Indigo-Energy, Inc.	Date

Accepted by Maker:

Carr-Miller Capital	Date	TIN